TeleCommunication Systems Reports Record Third Quarter 2007 Revenue, EBITDA and Net Income

Total Backlog Jumps From $159 Million to $253 Million

ANNAPOLIS, MD -- 11/01/2007 -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a global leader in mission-critical wireless communications technology, reported record results for the third quarter ended September 30, 2007.

--  Revenue was a record $37.6 million, up 22% from $30.8 million in the third quarter of 2006 and a 7% increase from $35.3 million in the previous quarter. This was the company's third consecutive quarter of record revenues.

--  GAAP net income was $1.8 million, or $0.04 per basic and diluted share, versus a net loss of $6.1 million or $(0.15) per share in the previous quarter, and a net loss of $13.7 million or $(0.35) per share in the third quarter of 2006.

--  EBITDA (Earnings before Interest Taxes Depreciation and Amortization)
    for the quarter was a record $4.8 million or $0.12 per basic and $0.11 per diluted share, a 1500% increase from $0.3 million or $0.01 per share in the previous quarter and a 4% increase from $4.6 million or $0.12 per share a year ago. (See important discussion about the presentation of EBITDA, below.)

--  Funded contract backlog increased to a record $140 million, up from
    $123 million at the end of the second quarter, of which the company expects to recognize $88 million in the next twelve months. Total backlog grew from
    $159 million at the end of the previous quarter to $253 million at
    September 30. (The company's total backlog includes options which the government has not yet incrementally funded and commitments to volume purchases from commercial customers that are subject to additional payments if not ordered in a fixed time period.)

"Higher revenue from both commercial and government systems, coupled with steady services revenue in both of our business segments, led to the quarter's record results," said Maurice B. Tosé, TCS chairman, president and CEO. "TCS has ascended to a new level as a supplier of satcom and wireless systems and services to federal defense and security agencies. Our visibility is the best ever, with a growing government systems backlog and increased visibility into wireless carrier license sales. We entered into an arrangement during the quarter, which we expect to yield $3 to $4 million from sales of licenses for incremental messaging capacity in each of the next five quarters."

"We expect a stable to growing services business for hosted carrier technology and government communications and information technology services," said Tom Brandt, Chief Financial Officer for TCS. "Further, we expect that improving market conditions will result in continued growth in messaging and wireless location-based services. Meanwhile, we are enjoying solid liquidity, with $16 million in cash and securities and no outstanding borrowings under our $22 million credit line."

Third Quarter 2007 Operating Highlights

--  Intellectual property:

    -  Issued Patent for Voice Over Internet Protocol Wi-Fi E9-1-1 Calls.
       The patent describes updating the mid-call location of a VoIP 9-1-1 caller using a Wireless Fidelity (Wi-Fi) hot spot. The invention allows VoIP Wi-Fi E9-1-1 calls to be routed to the correct Public
       Safety Answering Point (PSAP) while automatically providing the location of the caller at the time the call was established, and helps mobile VoIP calls meet the FCC mandate requiring wireless operators to provide E9-1-1 service. This brought the total number of TCS patents to 50 with 172 applications pending.

    -  Enforcement of specific patents.  As previously disclosed, the company continues efforts to monetize its patents as well as use them to position the company for competitive advantages.  Post-trial motions remain pending in the successful inter-carrier messaging patent lawsuit, and most recently the company is focusing on its wireless e-mail patent that describes the process of allowing multiple email accounts to remain active on the same wireless device.

--  New funded government contracts awarded totaled $38.4 million in the quarter, including:

    -  $7.7 million initial order under 5-Year U.S. Marine Corps order for
       Integrated Communication Systems with $64 Million Potential Value in global support of operations, including Operation Enduring
       Freedom and Operation Iraqi Freedom. Total potential order value is
       $64 million, including all option years.

    -  Initial $6.2 million order under new 5-Year $25 Million Department of Defense indefinite delivery indefinite quantity (IDIQ) Contract for rapid response capabilities and associated next-generation communications products and systems.

    -  $2.4 Million Contract from U.S. Army 1st Cavalry Division for
       Satellite Communications Terminals. This is part of a three-year order under an IDIQ contract, with a potential total order value of more than $29 million if all options are exercised.

    -  $2.25 Million Defense Joint Task Force Contract. TCS SwiftLink®
       will enable joint task force headquarters to fully deploy
       interoperable communications in less than 24 hours.

--  $12.25 Million IDIQ Contract for DoD Communications Interoperability
    Professional Services.  TCS will support communications systems used in a variety of land, sea and air environments.

Financial Highlights

Revenue and Gross Profit from continuing operations as compared to the third quarter of 2006 (unaudited):

                           Three months ended September 30
            ---------------------------------------------------------------
                    2007                  2006              Incr. (Decr.)
            -------------------- -------------------- ---------------------
             Coml.   Govt. Total  Coml.   Govt. Total   Coml.   Govt. Total
            ------ ------ ------ ------ ------ ------ ------  ------  -----
Revenue
 ($millions)
  Services  $ 15.0 $  7.0 $ 22.0 $ 14.2 $  7.3 $ 21.5 $  0.8  $ (0.3) $ 0.5
  Systems      4.4   11.2   15.6    5.4    3.9    9.3   (1.0)    7.3    6.4
            ------ ------ ------ ------ ------ ------ ------  ------  -----
   Total
    revenue $ 19.4 $ 18.2 $ 37.6 $ 19.6 $ 11.2 $ 30.8 $ (0.2) $  7.0  $ 6.9
            ====== ====== ====== ====== ====== ====== ======  ======  =====

Gross profit
 ($millions)
 Gross
  profit
  -services $  7.6 $  1.6 $  9.2 $  6.7 $  2.0 $  8.7 $  0.9  $ (0.4) $ 0.5
   As %
    of rev      50%    22%    42%    47%    27%    40%
 Gross
  profit
  -systems     3.3    1.7    5.0    3.7    1.2    4.9   (0.4)    0.5    0.1
   As %
    of rev      74%    15%    32%    69%    31%    53%
            ------ ------ ------ ------ ------ ------ ------  ------  -----
  Total
   Gross
   Profit   $ 10.9 $  3.3 $ 14.2 $ 10.4 $  3.2 $ 13.6 $  0.5  $  0.1  $ 0.6
            ====== ====== ====== ====== ====== ====== ======  ======  =====
   As %
    of rev      56%    18%    38%    53%    29%    44%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock compensation, excluding Enterprise Division operations.)

Commercial segment revenue and gross profit

Commercial segment gross profit for the third quarter was up 5% compared to Q3 2006 on flat revenue. Average gross profit increased as a percentage of revenue as a result of improved operating efficiencies partially offset by lower sales of high margin licensed software. Revenue from commercial services, mainly E9-1-1, was up 6% from the third quarter a year ago, while systems sales were a little lower. The commercial segment comprised 52% of overall revenue in the third quarter of 2007, versus 64% in the same year-ago period.

Government revenue and gross profit

Revenue from government customers in the third quarter of 2007 was up 63% over the same year-ago quarter, due to a near trebling of system sales. Gross margin from government revenue decreased from 29% in the third quarter of 2006 to 18% in the third quarter this year, reflecting competitive pressure on pricing for service work and the lower initial margins on work under the Worldwide Satellite Services orders relative to our historical margins. The company has invested to position itself for strong satellite communications volume growth which it expects to yield higher gross profit levels.

Operating costs and expenses

Overall operating costs and expenses were up 2% to $12.2 million in the third quarter of 2007 from $12.0 million in the same quarter last year, including increased legal costs in 2007 associated with protection of intellectual property. While significant legal expenses have been paid in connection with patent litigation 2007, no revenue has been recorded pending the outcome of appeals and possible settlement discussions.

Liquidity and capital resources

At September 30, 2007 the company had $16.0 million of cash and securities, compared to $19.1 million at the beginning of the quarter. Sources of funds for the quarter were the company's $4.8 million EBITDA and $0.8 million of proceeds from stock option exercises. Funds were used during the quarter for a $5.1 million increase in working capital, mainly receivables-related, $1.2 million of capital investments (including software development), $1.5 million principal reduction of net term debt and capital lease balances, and net cash interest of $0.2 million. Securities, which are unregistered public company shares in acquirers of former company divisions, were valued at $1.5 million at quarter end as compared to $2.1 million at June 30.

Backlog
               ($mil)         6/30/2007  New Orders Revenue    9/30/2007
                              ---------  --------- ---------   ---------
      Funded contract backlog:
                    Commercial   $ 96.8    $  16.5    $ 19.4      $ 93.9
                    Government     25.9       38.4      18.2        46.1
                              ---------  --------- ---------   ---------
Total funded contract  backlog    122.7       54.9      37.6       140.0
              Customer options     36.3       76.7                 113.0
                              ---------  --------- ---------   ---------
                 Total backlog  $ 159.0    $ 131.6    $ 37.6     $ 253.0
                              =========  ========= =========   =========

As of September 30, 2007, the company's funded contract backlog was approximately $140 million, compared to $123 million at the end of the second quarter 2007. Total backlog increased to $253 million at the end of the third quarter compared to $159 million at the end of the second quarter 2007. Backlog expected to be realized in the next 12 months is $88 million. Funded contract backlog represents contracts for which fiscal year funding has been appropriated by our customers (mainly federal agencies), and for our hosted services by multiplying the most recent month's recurring revenue times the remaining months under existing long-term agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but which have not yet been incrementally funded.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. The company defines EBITDA as net income/(loss) before non-cash stock compensation expense; amortization of software development costs, property and equipment and other intangibles; depreciation; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. The company presents EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on our non-GAAP measure.

                                                       Three months ended
GAAP to non-GAAP Reconciliation                           September 30
                                                      ---------------------
  (amounts in thousands)                                2007       2006
                                                      ---------- ---------
Consolidated Statement of Operations Reconciliation       (unaudited)
Net income (loss) on a GAAP basis                     $    1,770 $ (13,749)
  Depreciation and amortization of property and
   equipment                                               1,497     1,895
  Interest, financing, and other costs                       174       825
  Amortization of software development costs                 396       369
  Non-cash stock compensation expense                      1,000       701
  Amortization of acquired intangible assets                  37        37
  Writedown of discontinued operations intangibles             -    13,000
  Income (loss) from discontinued operations                  54    (1,510)
                                                      ---------- ---------
EBITDA from continuing operations                     $    4,820 $   4,588
                                                      ========== =========

Consolidated Statement of Operations Reconciliation
 per Share
Net Income (loss) per share on a GAAP basis           $     0.04 $   (0.35)
  Depreciation and amortization of property and
   equipment                                                0.03      0.05
  Interest, financing, and other costs                      0.00      0.02
  Amortization of software development costs                0.01      0.01
  Non-cash stock compensation expense                       0.02      0.02
  Amortization of acquired intangible assets                0.00      0.00
  Writedown of discontinued operations intangibles             -      0.33
  Loss from discontinued operations                   $     0.00      0.04
                                                      ---------- ---------
EBITDA from continuing operations per share -Diluted  $     0.11 $    0.12
                                                      ========== =========

EBITDA from continuing operations per share - Basic   $     0.12 $    0.12
                                                      ========== =========

Shares used in calculation  - Basic                       41,814    39,468
Shares used in calculation - Diluted                      44,792    39,813
                                                      ========== =========

Conference Call

TCS will hold a conference call later today (Thursday, November 1, 2007) to discuss these third quarter financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 PM Eastern. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-866-825-3308
International: 1-617-213-8062
Conference ID#: 59368513

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949.574.3860.

A replay of the call will be available after 7:00 p.m. on the same day and until November 8, 2007:

Toll-free replay number: 1-888-286-8010
International replay number: 1-617-801-6888
Replay Pin#: 76325494

About TeleCommunication Systems, Inc.

TeleCommunication Systems, Inc. (TCS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems and engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless and VoIP carriers around the world, and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit http://www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about (a) the Company's backlog and its expected realization within the next 12 months, (b) the increased visibility into government systems and wireless carrier license sales, (c) increased sales for incremental messaging capacity, (d) the Company's stable and growing business for hosted carrier technology and government information and communications technology services, (e) the Company's liquidity and (f) our beliefs related to strong satellite communications volume growth, potential values of orders and higher gross profit levels.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) reach and sustain profitability when anticipated, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its business offerings in the new wireless data industry, (vi) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                September 30, December 31,
                                                    2007          2006
                                                ------------- -------------
                                                (Unaudited)
Assets
  Current assets:
    Cash and marketable securities              $      16,026 $      10,358
    Accounts receivable, net                           26,401        21,544
    Unbilled receivables                                8,938         7,636
    Inventory                                           5,403         5,293
    Deferred costs and other current assets             4,226         2,818
    Assets of discontinued operations                       -        13,596
                                                ------------- -------------
        Total current assets                           60,994        61,245

  Property and equipment, net                          11,546        12,853
  Software development costs, net                       4,490         4,402
  Acquired intangible assets, net                         746           856
  Goodwill                                              1,813         1,813
  Other assets                                          2,764         2,526
                                                ------------- -------------
        Total assets                            $      82,353 $      83,695
                                                ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses       $      18,716 $      16,084
    Deferred revenue                                    5,928         3,485
    Current portion of capital leases and notes
     payable                                            5,534         4,900
    Liabilities of discontinued operations                  -        11,400
                                                ------------- -------------
        Total current liabilities                      30,178        35,869

  Capital leases and notes payable, less
   current portion and net of debt discount            11,558        12,721

  Total stockholders' equity                           40,617        35,105
                                                ------------- -------------
        Total liabilities and stockholders'
         equity                                 $      82,353 $      83,695
                                                ============= =============

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                              Three months ended      Nine months ended
                                September 30,            September 30,
                            ----------------------  ----------------------
                               2007        2006        2007        2006
                            ----------  ----------  ----------  ----------
                                  (Unaudited)             (Unaudited)
Revenue
  Services                  $   22,049  $   21,473  $   65,552  $   66,060
  Systems                       15,586       9,337      41,538      28,380
                            ----------  ----------  ----------  ----------
      Total revenue             37,635      30,810     107,090      94,440
Direct costs of revenue
  Direct cost of services
   revenue                      12,889      12,813      39,487      39,565
  Direct cost of systems        10,608       4,423      28,489      13,497
                            ----------  ----------  ----------  ----------
      Total direct cost of
       revenue                  23,497      17,236      67,976      53,062

  Services gross profit          9,160       8,660      26,065      26,495
    As a % of revenue               42%         40%         40%         40%
  Systems gross profit           4,978       4,914      13,049      14,883
    As a % of revenue               32%         53%         31%         52%
                            ----------  ----------  ----------  ----------
      Total gross profit        14,138      13,574      39,114      41,378
        Total gross profit
         as a % of revenue          38%         44%         37%         44%

Operating costs and expenses
  Research and development
   expense                       3,329       2,994       9,700       9,403
  Sales and marketing
   expense                       2,729       2,787       9,049       8,976
  General and
   administrative expense        4,656       4,275      14,808      12,649
  Depreciation and
   amortization of property
   and equipment                 1,497       1,895       4,721       6,196
  Amortization of acquired
   intangible assets                37          37         111         111
                            ----------  ----------  ----------  ----------
    Total operating costs
     and expenses               12,248      11,988      38,389      37,335
                            ----------  ----------  ----------  ----------
Income from operations           1,890       1,586         725       4,043

Cash interest expense             (328)       (469)     (1,432)     (1,673)
Amortization of debt
 discount and debt issuance
 expenses, including $2,458
 write-off in June 2007            (23)       (402)     (3,134)       (644)
Other income/(expense), net        177          46         330         137
                            ----------  ----------  ----------  ----------
Income/(Loss) from
 continuing operations           1,716         761      (3,511)      1,863

Income/(loss) from
 discontinued operations            54     (14,510)       (215)    (18,878)
                            ----------  ----------  ----------  ----------
Net income (loss)           $    1,770  $  (13,749) $   (3,726) $  (17,015)
                            ==========  ==========  ==========  ==========
Income/(loss) per share-
 basic
  Income/(loss) per share
   from continuing
   operations               $     0.04  $     0.02  $    (0.08) $     0.05
  Income/(loss) from
   discontinued operations        0.00       (0.37)      (0.01)      (0.48)
                            ----------  ----------  ----------  ----------
Net income/(loss) per
 share-basic                $     0.04  $    (0.35) $    (0.09) $    (0.43)
                            ==========  ==========  ==========  ==========
Income/(loss) per share-
 diluted
  Income/(loss) per share
   from continuing
   operations               $     0.04  $     0.02  $    (0.08) $     0.05
  Income/(loss) from
   discontinued operations        0.00       (0.37)      (0.01)      (0.48)
                            ----------  ----------  ----------  ----------
Net income/(loss) per
 share-diluted              $     0.04  $    (0.35) $    (0.09) $    (0.43)
                            ==========  ==========  ==========  ==========
Weighted average shares
 outstanding- basic             41,814      39,468      41,210      39,290
                            ==========  ==========  ==========  ==========
Weighted average shares
 outstanding- diluted           44,792      39,813      41,210      39,838
                            ----------  ----------  ----------  ----------

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations
Liolios Group
Tel 949-574-3860
scott@liolios.com